UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

XPERI INC.
(Name of Registrant as Specified In Its Charter)

RUBRIC CAPITAL MASTER FUND LP RUBRIC CAPITAL GP LLC RUBRIC CAPITAL MANAGEMENT LP RUBRIC CAPITAL MANAGEMENT GP LLC DAVID ROSEN Deborah S. Conrad Thomas A. Lacey
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Rubric Capital Master Fund LP and the other participants named herein (collectively, “Rubric Capital”) have filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Rubric Capital’s highly-qualified director nominees at the 2024 annual meeting of stockholders of Xperi Inc., a Delaware corporation (the “Company”).

On March 11, 2024, Rubric Capital issued the following press release:

Rubric Capital Management Nominates Two Highly Qualified, Independent Directors

to Xperi Inc. Board of Directors

Believes History of Underperformance, Poor Decision Making and Reckless Capital Allocation

Under Incumbent Board Warrant Urgent Change

Rubric’s Nominees – Thomas A. Lacey and Deborah S. Conrad – Bring Necessary Leadership Experience, Marketing Knowledge, and Financial and Corporate Strategy Expertise to Drive Sustained Growth and Profitability

Files Preliminary Proxy Statement for Xperi’s 2024 Annual Meeting of Stockholders

NEW YORK, MARCH 11, 2024 – Rubric Capital Management LP (“Rubric”), an investment advisor whose managed funds and accounts collectively own approximately 9.1% of the outstanding shares of common stock of Xperi Inc. (NYSE: XPER) (“Xperi” or the “Company”), today announced that it has nominated two highly qualified, independent director candidates – Thomas A. Lacey and Deborah S. Conrad – for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

David Rosen, Managing Partner of Rubric, said, “Xperi has built an attractive portfolio of innovative enablement technologies with significant monetization potential. Unfortunately, this potential has been all but squandered under the oversight of the current Board, and stockholders have paid the price.

“The facts speak for themselves. Since the completion of its spin-off, Xperi shares have materially underperformed any comparable benchmark, declining by approximately 28%, during which period the S&P Software Index had a total return of approximately 74% and the Russell 3000 returned approximately 42%.1 Xperi’s margin performance has been similarly underwhelming when compared to peers. This underperformance has been idiomatic to Xperi – dating back to its former parent company, which shared nearly all the same directors – and we believe it is the direct result of the Board’s poor decision making and capital allocation practices. The failure to capitalize on the promise of Perceive, despite its potential to accelerate the AI software stack, while shouldering stockholders with years of losses is emblematic of the Company’s capital mismanagement, as is the recent sale of the Company’s AutoSense division for zero upfront consideration, exposing Xperi stockholders to significant counterparty risk. Moreover, the fact that this Board has deemed it appropriate to issue insiders over 10% of the Company’s equity in the last year alone despite Xperi’s staggeringly poor returns is, in our view, indefensible and indicative of a Board that desperately needs direct stockholder representatives in the boardroom.

1 Source: Bloomberg. Calculated as of March 7, 2024.

“We have always sought to engage constructively with the Company’s Board and management team across the duration of our investment, which spans Xperi’s life as a standalone company, and our history with its predecessor entities goes back to Rubric’s inception. However, the direction of the Company is untenable, and we have lost confidence in the ability of the Board to provide the oversight required to stem the tide of losses and drive meaningful stockholder value. Our director candidates have the leadership experience, marketing knowledge, and financial and corporate strategy expertise that is urgently needed to help set Xperi on a trajectory of sustained growth and profitability for the benefit of all stakeholders.”

Rubric’s nominees include:

Thomas A. Lacey

Mr. Lacey has decades of management and boardroom experience, including at Xperi’s predecessor company, and would bring operational and capital allocation expertise as well an ownership perspective to Xperi’s Board.

•	Mr. Lacey previously served as Chief Executive Officer and a director of Xperi Corporation (formerly NASDAQ: XPER) (formerly Tessera Technologies, Inc.; NASDAQ: TSRA) from 2013 to 2017, and has continued to be an Xperi stockholder since his departure. Under Mr. Lacey’s leadership, Xperi Corporation demonstrated fiscal discipline and careful capital allocation, resulting in annual stockholder returns double the rate of the Russell 3000 during his tenure.
•	Prior to Xperi Corporation, Mr. Lacey served as Chairman of the board of directors and Chief Executive Officer of Components Direct, and President, Chief Executive Officer, and a director of Phoenix Technologies Ltd. (formerly NASDAQ: PTEC).
•	He currently serves on the board of directors and board of advisors of semiconductor companies Kandou Bus S.A. and AKHAN Technologies, Inc., respectively, and previously served on the boards of directors of DSP Group, Inc. (formerly NASDAQ: DSPG), Immersion Corporation (NASDAQ: IMMR), and International Rectifier Corporation (formerly NYSE: IRF). He also served as Interim CEO of AKHAN Technologies, Inc. and Immersion Corporation.

Deborah S. Conrad

Ms. Conrad is a seasoned marketing executive, and her depth and breadth of consumer facing technology enabled experience will greatly enhance the Board capabilities at Xperi as it embarks on its next stage of growth.

•	Ms. Conrad previously worked for over 27 years at Intel Corporation (NASDAQ: INTC), where she held senior positions of increasing responsibility across multiple areas, including marketing, communications, brand management and business development, culminating in her role as Corporate Vice President and Chief Marketing Officer, from 2008 to 2014.
•	More recently, she has held numerous healthcare technology leadership positions, including Senior Vice President and Chief Marketing Officer at Hinge Health, Inc.; Chief Marketing Officer at Vori Health Inc.; Interim Chief Marketing Officer and a strategic advisor at NovaSignal Corp.; and Senior Vice President, Chief Marketing Officer, and a strategic advisor at Included Health, LLC.
•	She also previously served as a strategic advisor to the portfolio companies of Cowboy Ventures LLC, a venture capital firm supporting seed-stage technology companies.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Rubric Capital Master Fund LP (“Rubric Master”), together with the other participants named herein (collectively, “Rubric”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2024 annual meeting of stockholders of Xperi Inc., a Delaware corporation (the “Company”).

RUBRIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Rubric Master, Rubric Capital GP LLC (“Rubric Master GP”), Rubric Capital Management LP (“Rubric Capital”), Rubric Capital Management GP LLC (“Rubric Capital GP”), David Rosen, Deborah S. Conrad and Thomas A. Lacey.

As of the date hereof, Rubric Master directly beneficially owns 3,417,988 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, 625,756 shares of Common Stock are held in certain accounts managed by Rubric Capital (the “Rubric Accounts”). Rubric Master GP, as the general partner of Rubric Master, may be deemed the beneficial owner of the 3,417,988 shares of Common Stock owned by Rubric Master. Rubric Capital, as the investment manager of Rubric Master and the Rubric Accounts, may be deemed the beneficial owner of the 4,043,744 shares of Common Stock owned in the aggregate by Rubric Master and held in the Rubric Accounts. Rubric Capital GP, as the general partner of Rubric Capital, may be deemed the beneficial owner of the 4,043,744 shares of Common Stock owned in the aggregate by Rubric Master and held in the Rubric Accounts. Mr. Rosen, as the managing member of Rubric Master GP and Rubric Capital GP, may be deemed the beneficial owner of the 4,043,744 shares of Common Stock owned in the aggregate by Rubric Master and held in the Rubric Accounts. As of the date hereof, Mr. Lacey directly beneficially owns 4,208 shares of Common Stock. As of the date hereof, Ms. Conrad does not own any shares of Common Stock.

Contacts

Media:

Jonathan Gasthalter/Sam Fisher

Gasthalter & Co.

(212) 257-4170

Investors:

Jason W. Alexander/Bruce H. Goldfarb

Okapi Partners LLC

(212) 297-0720